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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No. 2)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                   DYAX CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26746E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

CUSIP No. 26746E103                                           Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Management Partners, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Dyax Chase Partners (Alta Bio), LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero BioPharma Partners, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta/Chase BioPharma Management, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                          Page 10 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Daniel Janney
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                          Page 11 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        54,500
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               54,500
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,390,647
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.06%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                          Page 12 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,336,147
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,336,147
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,336,147
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.78%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: Dyax Corp. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  One Kendall Square, Building 600, Suite 623
                  Cambridge, MA  02139

Item 2.

(a) Name of Person Filing:

         Alta Partners ("AP")
         Alta BioPharma Partners, L.P. ("ABP")
         Alta BioPharma Management Partners, LLC. ("ABMP")
         Alta Embarcadero BioPharma Partners, LLC ("AEBP")
         Dyax Chase Partners (Alta Bio), LLC ("DCP")
         Alta/Chase BioPharma Management, LLC ("ACMP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:

         Entities:         AP       -       California
                           ABP      -       Delaware
                           ABMP             Delaware
                           AEBP             California
                           DCP              Delaware
                           ACMP             Delaware

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 26746E103

         (f)      Item 3. Not applicable.

Item 4   Ownership.

                             Please see Attachment A

------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------


                                         AP         ABP         ABMP        AEBP          DCP           ACMP
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------
(a)     Beneficial Ownership         1,336,147   1,336,147   1,336,147    1,336,147    1,336,147      1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(b)     Percentage of Class            6.78%       6.78%       6.78%        6.78%        6.78%          6.78%
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(c)     Sole Voting Power               -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Voting Power          1,336,147   1,336,147   1,336,147    1,336,147    1,336,147      1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Sole Dispositive Power          -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Dispositive Power     1,336,147   1,336,147   1,336,147    1,336,147    1,336,147      1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

                                         JD          GG          DJ          AM            GN
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(a)     Beneficial Ownership         1,336,147   1,336,147   1,336,147    1,390,647    1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(b)     Percentage of Class            6.78%       6.78%       6.78%        7.06%        6.78%
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(c)     Sole Voting Power               -0-         -0-         -0-        54,500         -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Voting Power          1,336,147   1,336,147   1,336,147    1,336,147    1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Sole Dispositive Power          -0-         -0-         -0-        54,500         -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

m       Shared Dispositive Power     1,336,147   1,336,147   1,336,147    1,336,147    1,336,147
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 2003


ALTA PARTNERS                                  ALTA BIOPHARMA PARTNERS, L.P.

                                               By: Alta BioPharma Management
                                                   Partners, LLC

By: /s/ Jean Deleage                           By: /s/ Alix Marduel
    ------------------------------------           -----------------------------
    Jean Deleage, President                        Alix Marduel, Managing
                                                   Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC        ALTA EMBARCADERO BIOPHARMA
                                               PARTNERS, LLC


By: /s/ Alix Marduel                           By: /s/ Jean Deleage
    ------------------------------------           -----------------------------
    Alix Marduel, Member                           Jean Deleage, Member



DYAX CHASE PARTNERS (ALTA BIO), LLC            ALTA/CHASE BIOPHARMA MANAGEMENT,
By: Alta/Chase BioPharma Management, LLC       LLC


By: /s/ Alix Marduel                           By: /s/ Alix Marduel
    ------------------------------------           -----------------------------
    Alix Marduel, Member                           Alix Marduel, Member


         /s/  Jean Deleage                             /s/  Guy Nohra
------------------------------------           ---------------------------------
          Jean Deleage                                     Guy Nohra


        /s/ Garrett Gruener                           /s/ Alix Marduel
------------------------------------           ---------------------------------
         Garrett Gruener                                 Alix Marduel


        /s/  Daniel Janney
------------------------------------
        Daniel Janney

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:    February 5, 2003



ALTA PARTNERS                                  ALTA BIOPHARMA PARTNERS, L.P.

                                               By: Alta BioPharma Management
                                                   Partners, LLC

By: /s/ Jean Deleage                           By: /s/ Alix Marduel
    ------------------------------------           -----------------------------
    Jean Deleage, President                        Alix Marduel, Managing
                                                   Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC        ALTA EMBARCADERO BIOPHARMA
                                               PARTNERS, LLC


By: /s/ Alix Marduel                           By: /s/ Jean Deleage
    ------------------------------------           -----------------------------
    Alix Marduel, Member                           Jean Deleage, Member



DYAX CHASE PARTNERS (ALTA BIO), LLC            ALTA/CHASE BIOPHARMA MANAGEMENT,
By: Alta/Chase BioPharma Management, LLC       LLC


By: /s/ Alix Marduel                           By: /s/ Alix Marduel
    ------------------------------------           -----------------------------
    Alix Marduel, Member                           Alix Marduel, Member


         /s/  Jean Deleage                             /s/  Guy Nohra
------------------------------------           ---------------------------------
          Jean Deleage                                     Guy Nohra


        /s/ Garrett Gruener                           /s/ Alix Marduel
------------------------------------           ---------------------------------
         Garrett Gruener                                 Alix Marduel


        /s/  Daniel Janney
------------------------------------
        Daniel Janney

                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds, including Alta BioPharma Partners, L.P. ("Alta BioPharma"), Alta Embarcadero BioPharma, LLC ("Alta Embarcadero") and Dyax Chase Partners (Alta
Bio), LLC ("Dyax Chase"). Alta BioPharma beneficially owns 830,530 shares of Common Stock, Dyax Chase beneficially owns 474,312 shares of Common Stock and Alta Embarcadero beneficially owns 31,305 shares of Common Stock. The general partner of Alta BioPharma, members of Alta Embarcadero and the managing member of Dyax Chase exercise sole voting and investment power with respect to the shares held by the funds.

Certain Principals of Alta Partners are managing directors of Alta BioPharma Management Partners, LLC ("Alta BioPharma Mgmt.") and Alta/Chase Management Partners LLC (the general partner of Alta BioPharma and the managing member of Dyax Chase). As managing directors, they may be deemed to share voting and investment powers of the shares held by the fund. These principals disclaim beneficial ownership of all such funds held by the aforementioned fund, except to the extent of their proportionate pecuniary interests therein.

Certain Principals of Alta Partners are members of Alta Embarcadero. As members of the fund, they may be deemed to share voting and investment powers for the shares held by the fund. These Principals disclaim beneficial ownership of all such shares held by Alta Embarcadero except to the extent of their proportionate pecuniary interests therein.

Dr. Alix Marduel, a director of the Company, is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus she shares voting and dispositive powers of over the 830,530 shares beneficially owned by Alta BioPharma, and the 474,312 shares beneficially owned by Dyax Chase. As a managing director she may be deemed to share voting or investment powers with respect to the shares held by all of the forgoing funds. Dr. Marduel disclaims beneficial ownership of all such funds, except to the extent of her proportionate pecuniary interest therein. Dr. Marduel holds options to purchase 54,500 shares of Dyax Common Stock. The option for 20,000 shares was granted on 11/30/99; the vesting schedule was 15,000 shares were vested on the date of grant and the remaining 5,000 shares vested on 6/30/01. The option for 7,500 shares was granted on 5/17/01 and it vested 1/12th per month in equal installments commencing the date of grant. The option for 27,000 shares was granted on 5/16/02 and it will vest 1/36th per month in equal installments commencing on the date of grant.

Mr. Jean Deleage is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase), and a member of Alta Embarcadero. Thus he shares voting and dispositive powers of over the 830,530 shares beneficially owned by Alta BioPharma, the 474,312 shares beneficially owned by Dyax Chase and the 31,305 shares of Alta Embarcadero. Mr. Deleage disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase), and a member of Alta Embarcadero. Thus he shares voting and dispositive powers of over the 830,530 shares beneficially owned by Alta BioPharma, the 474,312 shares beneficially owned by Dyax Chase and the 31,305 shares of Alta Embarcadero. Mr. Gruener disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A


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                                                     Page 2 of 2 of Attachment A

Mr. Daniel Janney is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus he shares voting and dispositive powers of over the 830,530 shares beneficially owned by Alta BioPharma, and the 474,312 shares beneficially owned by Dyax Chase. Mr. Janney disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus he shares voting and dispositive powers of over the 830,530 shares beneficially owned by Alta BioPharma, and the 474,312 shares beneficially owned by Dyax Chase. Mr. Nohra disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, Dyax Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.